Exhibit 10.1

FORBEARANCE AGREEMENT AND
GLOBAL AMENDMENT TO CREDIT DOCUMENTS

This FORBEARANCE AGREEMENT AND GLOBAL AMENDMENT TO CREDIT DOCUMENTS (the “Agreement”) is entered into as of this 2nd day of November, 2005 by and among TRC COMPANIES, INC., together with its Subsidiaries signatory hereto (each, a “Borrower” and collectively, the “Borrowers”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent (the “Agent”) and the LENDERS identified on the signature pages hereof (each, a “Lender” and collectively, the “Lenders”).

BACKGROUND

A.                                    The Borrowers, the Agent and the Lenders are parties to a certain Amended And Restated Revolving Credit Agreement dated as of March 31, 2004 (as amended, supplemented and/or modified from time to time, the “Credit Agreement”) pursuant to which the Lenders agreed to make certain credit accommodations available to the Borrowers upon the terms and conditions specified in the Credit Agreement.  All terms capitalized but not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

B.                                    Events of Default have occurred under the Credit Agreement as a result of:  (i) the Borrowers’ failure to deliver annual, audited financial statements for the fiscal year ending June 30, 2005 in accordance with § 7.02(a) of the Credit Agreement; (ii) the Borrowers’ failure to provide quarterly financial statements for the quarter ending June 30, 2005 in accordance with §  7.02(c) of the Credit Agreement; (iii) the Borrowers’ failure to provide annual projections in accordance with § 7.02(d) of the Credit Agreement; (iv) the Borrowers’ failure to provide the Compliance Certificate required to be delivered in accordance with the annual and quarterly financial statements in accordance with § 7.03 of the Credit Agreement; (v) the Borrowers’ violation of one or more of the financial covenants contained in §§ 8.07 through 8.10 of the Credit Agreement for the period ending as of June 30, 2005; (vi) the Borrowers’ violation of one or more of the financial covenants contained in §§ 8.07 through 8.10 of the Credit Agreement for the period ending as of September 30, 2005; and (vii) the Borrowers’ financial reporting control deficiencies and other accounting revaluations with respect to certain Exit Strategy contracts which may require restatements of previously provided financial statements (collectively, the “Existing Defaults”).

C.                                    The Borrowers have requested the Lenders to forbear from exercising their rights and remedies under the Credit Documents for a limited period of time. Subject to the terms and conditions contained herein, the Lenders have agreed to the Borrowers’ request.

NOW, THEREFORE, incorporating the Background Section herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

A.                                    Acknowledgments by Borrowers.  To induce the Lenders to enter into this Agreement, each Borrower acknowledges, agrees, warrants, and represents that:

1.                                      Acknowledgment of Existing Defaults; Loans; Collateral; Waiver of Claims: (a) the Existing Defaults currently exist, constitute Events of Default under the Credit Agreement, are material in nature  and have not and cannot be cured; (b) as a result of the Existing Defaults, the Borrowers may not request LIBOR Loans and the Agent and the Lenders are entitled to accelerate the Obligations and exercise all rights and remedies available to the Agent and the Lenders under the Credit Agreement; (d) the Credit Documents are valid and enforceable against, and all of the terms and conditions of the Credit Documents are binding on, each of the Borrowers; (e) the liens and security interests granted by each of the Borrowers to the Agent for the benefit of the Lenders pursuant to the Credit Documents are valid, legal and binding and properly recorded or filed and perfected, first priority security interests and constitute collateral for all of the Obligations; and (d) each of  the Borrowers hereby waives any and all defenses, set-offs and counterclaims which it may have or claim to have against the Agent and the Lenders as of the date hereof on account of all matters set forth in the Credit Documents.

2.                                      Acknowledgment of Liabilities: as of October 28, 2005, the Borrowers are jointly and severally indebted under the Credit Agreement (in addition to all fees, costs, and other amounts recoverable thereunder), all without offset, counterclaim, or defense of any kind for: (i) outstanding principal under the Revolving Credit Facility of  $59,200,000.00; (ii) accrued and unpaid interest under the Revolving Credit Facility of $309,131.25; and (iii) attorneys’ fees and other fees and costs as allowable under the Credit Agreement.

3.                                      Adequate Representation:  the Borrowers have been represented by legal counsel of their choice and are fully aware of the terms contained in this Agreement and have voluntarily, without coercion or duress of any kind, entered into this Agreement and the other documents executed in connection therewith.

B.                                    Forbearance by Lenders.  Without waiving the Existing Defaults or the Lenders’ rights and remedies with respect thereto, and subject to the terms and conditions set forth herein, the Credit Documents, and the documents executed in connection with this Agreement, the Agent and the Lenders agree to continue to make Loans under the Revolving Credit Facility up to the Maximum Available Revolving Credit Amount of $62,000,000 and further agree to forbear in the exercise of their rights and remedies under the Credit Documents until the earlier of (i) January 15, 2006 or the (ii) occurrence of an Event of Default (other than the Existing Defaults) under the Credit Documents or this Agreement (the “Termination Date”).  The period from the date of this Agreement to the Termination Date shall be referred to as the “Forbearance Period”.

C.                                    Representations and Warranties.  To induce the Agent and the Lenders to enter into this Agreement, each Borrower makes the following representations and warranties to the Agent and the Lenders, each and all of which shall survive the execution and delivery of this Agreement:

1.                                      All organizational action by each Borrower and its respective officers necessary for the due authorization, execution, delivery and performance of this Agreement or any agreement executed, delivered or performed in connection therewith have been taken.

2.                                      Each person executing the Agreement or any agreement executed in connection therewith on behalf of a Borrower is an authorized officer of such Borrower and is duly authorized by such Borrower to execute same.

3.                                      This Agreement is, and each other document executed by each Borrower pursuant hereto will be the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors’ rights generally.

4.                                      Each Borrower is in compliance in all material respects with all laws (including all applicable environmental laws), regulations, and requirements applicable to its business and has not received, and has no knowledge of, any order or notice of any governmental investigation or of any violation or claim of violation of any law, regulation or other governmental requirement which would have a material adverse effect upon its business operations or financial condition.

5.                                      The execution, delivery and performance of this Agreement does not and will not: (i) conflict with, violate or result in a material breach of any provision of any applicable law, rule, regulation or order; or (ii) conflict or result in a breach of any provision of organizational documents of any Borrower.  No authorization, consent or approval or other action by, and no notice of or filing with, any governmental authority or regulatory bodies are required to be obtained or made by any Borrower for the due execution, delivery and performance of this Agreement.

6.                                      Other than the Existing Defaults, each Borrower is in full compliance with all of the covenants and conditions of the Credit Agreement and the Credit Documents.

7.                                      Other than the Existing Defaults, no default or Event of Default has occurred under the Credit Documents and no event has occurred which, with the passage of time, the giving of notice, or both, would result in a default or Event of Default under the Credit Agreement or under any of the other Credit Documents.

8.                                      The execution, delivery and performance of this Agreement does not and will not conflict with, violate or result in a breach of any provision of any agreement relating to any Indebtedness of any Borrower.

9.                                      Attached hereto, and incorporated by reference as Exhibit “A” is a true, complete and correct listing of the bank accounts currently maintained by the Borrowers at any financial institution other than the Agent (collectively, the “Bank Accounts”).

C.                                    Amendments to Credit Documents

a.                                      Schedule A to the Credit Agreement is hereby replaced with Schedule A attached hereto.

b.                                      The definition of “Maximum Available Revolving Credit Amount” is amended and restated in its entirety to read as follows:  “Maximum Available Revolving Credit Amount” shall mean Sixty-Two Million Dollars ($62,000,000), less any reduction to said Maximum Available Revolving Credit Amount pursuant to Section 2.04 hereof, but subject to increase in accordance with Section 2.17 hereof.

c.                                       Section 9.01 of the Credit Agreement is amended and restated in its entirety to read as follows:

9.01                        Events of Default.  Upon the occurrence of any of the following events (each an Event of Default):

(i)                                     Payment Default.  The Borrowers shall (a) default in the payment when due of any principal of the Loans or Unpaid Drawings or (b) default in the payment of interest on the Loans or any other amounts owing hereunder, under the Notes or under any other Credit Document;

(ii)                                  Covenant Breaches.  Any Borrower (or any of its Subsidiaries) shall default in the due performance or observance of any term, covenant or agreement contained in this Agreement, the Notes or any other Credit Document;

(iii)                               Default Under Other Agreements.  (a) Any Borrower or (any of its Subsidiaries) shall default in any payment with respect to any Indebtedness in an aggregate amount greater than $1,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice or lapse of time is required),any such Indebtedness to become due prior to its stated maturity (except to the extent such default exists as a result of the failure to pay such Indebtedness due to the Agent’s advice against payment thereon or with the Agent’s consent) or (b) any such Indebtedness shall be declared to be due and payable, or required to be prepaid as a mandatory prepayment, prior to the stated maturity thereof;

(iv)                              Voluntary Bankruptcy.  Any Borrower (or any of its Subsidiaries) commences any bankruptcy,

reorganization, debt arrangement, or other case or proceeding under the United States Bankruptcy Code or under any similar foreign, federal, state, or local statute, or any dissolution or liquidation proceeding, or makes a general assignment for the benefit of creditors, or takes any action for the purpose of effecting any of the foregoing;

(v)                                 Involuntary Bankruptcy.  Any bankruptcy, reorganization, debt arrangement, or other case or proceeding under the United States Bankruptcy Code or under similar foreign, federal, state or local statute, or any dissolution or liquidation proceeding, is involuntarily commenced against or in respect of any Borrower (or any of its Subsidiaries) or an order for relief is entered in any such proceeding and is not dismissed within sixty (60) days;

(vi)                              Appointment of Receiver.  The appointment, or the filing of a petition seeking the appointment, of a custodian, receiver, trustee, or liquidator for any Borrower (or any of its Subsidiaries) or any of their respective properties or the taking of possession of any part of such property at the instance of any governmental authority;

(vii)                           Insolvency.  Any Borrower (or any of its Subsidiaries) becomes insolvent (however defined), is generally not paying its debts as they become due, or has suspended transaction of its usual business;

(viii)                        Reorganization.  The dissolution, merger, consolidation, or reorganization of any Borrower or any of its Subsidiaries without the Required Lenders written consent;

(ix)                              Action in Furtherance of Certain Defaults.  Any Borrower (or any of its Subsidiaries) has taken any corporate action for the purpose of effecting any of the events described in clauses (iv), (vi) or (viii) above;

(x)                                 Material Misstatement.  Any statement, representation or warranty made by any Borrower in or pursuant to this Agreement or any other Credit Document or to induce the Lenders to enter into this Agreement or to enter into the transactions referred to in this Agreement shall prove to be untrue or misleading in any material respect;

(xi)                              Entry of Judgment.  The entry or issuance of judgments, orders, decrees or fines against any Borrower (or any of its Subsidiaries) which, in the aggregate, involve liabilities in excess of the sum of $1,000,000 (the discharge of which is not the obligation of any insurance company) and any such judgments or orders involving liabilities in excess of said sum shall have continued unbonded or unsatisfied and without stay of execution or agreement between the parties thereon for a period of thirty (30) days after the entry or issuance of such judgment;

(xii)                           Change of Control.  The occurrence of a Change of Control or any Borrower shall have become bound to any contract or agreement or shall have commenced any corporate proceedings in furtherance of a Change of Control;

(xiii)                        Material Adverse Change.  The occurrence of a material adverse change in the operations and/or financial condition of any Borrower or in the Collateral (as determined by the Required Lenders in their sole and absolute discretion) occurring from or after October 31, 2005; or

(xiv)                       Cross-Default.  The occurrence of an Event of Default under that certain Forbearance Agreement and Global Amendment to Credit Documents dated as of October 28, 2005;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent shall upon, the written request of the Required Lenders, by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claim against any Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in clause (iv), (v), (vi) or (vii) above shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare all of the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; and (iv) direct the Borrowers to pay (and each Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default as specified in clause (iv), (v), (vi) or (vii) above, it will pay) to the Agent such additional amounts of cash to be held as cash collateral for the reimbursement obligations of the Borrowers for Drawings that may subsequently occur under any Letter of Credit then outstanding, equal to the Stated Amount of all such Letters of Credit.

d.                                      Section 1 of the Security Agreement is amended and restated in its entirety to read as follows:

Section 1.  Grant of Security.  As collateral security for the Obligations under the Amended And Restated Revolving Credit Agreement dated as of March 31, 2004 (as amended, modified supplemented or restated through the date hereof, the “Credit Agreement) each undersigned Grantor hereby grants to the Agent (for the benefit of the Lenders (as defined in the Credit Agreement) a lien on, and security interest in and to the property hereinafter described, whether now owned or hereafter acquired or arising and wherever located (collectively, the “Collateral”) (as such following terms are defined in the Uniform Commercial Code in the State of New Jersey):

(a)  Accounts;

(b)  Chattel Paper, including without limitation, Tangible Chattel Paper and Electronic Chattel Paper;

(c)  Commercial Tort Claims, if any, including but not limited to, those claims identified on Schedule B hereto;

(d)  Documents;

(e)  General Intangibles, including without limitation, Payment Intangibles and Software;

(f)  Goods, including without limitation, Equipment, Inventory, Fixtures and Accessions;

(g) Instruments, including Promissory Notes;

(h)  Investment Property;

(i)  Deposit Accounts;

(j)  Letter-of-credit rights;

(k)  Supporting Obligations;

(l)  all property which at any time any Lender or affiliate of any Lender shall have or have the right to have in its possession;

(m)  all books and records evidencing or relating to the foregoing, including, without limitation, billing records of every kind and description, customer lists, data storage and processing media, Software and related material, including computer programs, computer tapes, cards, disks and printouts, and including any of the foregoing which are in the possession of any affiliate or any computer service bureau; and

(n)  Proceeds of the above Collateral.

If any Grantor shall at any time, acquire a Commercial Tort Claim, such Grantor shall immediately notify the Agent in a writing signed by such Grantor describing the brief details thereof and granting to the Agent (for the benefit of the Lenders) a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Agent.

To the extent any Grantor has granted a security interest to the Agent in any or all of the Collateral prior to the date of this Security Agreement as amended, this Security Agreement shall be deemed to be a reaffirmation of the previously granted security interest(s).  Each Grantor acknowledges that this Security Agreement does not extinguish any such previously granted the liens and security interests and each Grantor reaffirms the previously granted security interests thereunder.  It is the intention of the Grantors and the Agent that all existing security interests shall be perfected as of the date granted and will remain continuously perfected.

E.                                     Forbearance Covenants.  The Borrowers, jointly and severally, covenant and agree from and after the date hereof, and until satisfaction of the Obligations, to do the following:

1.                                      Execution of Other Documents.  At the Agent’s request, the Borrowers shall execute and deliver or cause to be delivered to Agent and/or file with the appropriate offices, such documents, pleadings, instruments, agreements, financing statements, amendments and/or other things deemed necessary by the Agent, in its sole discretion, to implement the substance and intent of this Agreement, the Credit Documents, and the other documents executed in connection herewith or therewith;

2.                                      Access.  The Borrowers shall provide the Agent and its consultant, Boston & Associates, P.C. (“Boston”), with full and complete access to all financial books, records and files (whether such information is stored on any computer or disk) upon reasonable prior notice and during normal business hours to, among other things, verify cash receipts, collateral levels, and results of operations and such access may not unduly interfere with the day-to-day operations of the Borrower.  In particular, but without limitation, subject to execution of a reasonable confidentiality agreement, the Borrowers shall provide Boston access to their facilities and all of their financial information and make their respective officers available to respond to financial inquiries to allow Boston to verify the current collateral level.  During the Forbearance Period, Boston will be entitled to one formal examination and audit. All fees and expenses incurred by Boston in connection with the foregoing shall be paid or reimbursed by the Borrowers as submitted by the Agent in an amount not to exceed $150,000 prior to the Termination Date;

3.                                      Use of Cash or Other Proceeds.  From and after the date hereof, no Borrower shall make any loans to any employee, shareholder, officer or director of the Borrowers or use any cash or other proceeds from the Borrowers’ businesses to pay any personal expenses of any employee, shareholder, officer or director of the Borrowers, or any expenses of any nature whatsoever of any affiliated entity or person, except for the reimbursement of legitimate business expenses or expenses required to be paid by the Borrowers under employment agreements with Richard Ellison and/or Christopher Vincze (in an amount not to exceed $10,000 annually for each individual);

4.                                      No Additional Liens or Indebtedness or Distributions or Asset Sales.  Other than as consented to by the Required Lenders, no Borrower shall: (a) become an obligor or guarantor with respect to any Indebtedness owed to any entity other than the Lenders; (b) pledge any of its assets to any entity other than the Agent or allow, voluntary or involuntary, any liens or security interests to attach to any of their respective assets other than liens and security interests in favor of the Agent; (c) except with respect to the redemption of stock with stock, declare or pay any cash dividend or make any distributions to holders of any shares of stock or, directly or indirectly, redeem or otherwise acquire any such shares or any option, warrant or right to acquire any such shares; (d) become a party to a merger, consolidation, or acquisition; or (e) except as set forth in Section 8(c) below, sell or otherwise dispose of any of its assets, including all or any part of any Borrower’s operating divisions (excluding sales in the ordinary course of business). To the extent this provision is inconsistent with Sections 8.01, 8.02, 8.04, 8.06, 8.12 or any other section of the Credit Agreement, this provision shall control.

5.                                      Earnout/Subordinated Debt Payments.  If the Agent at the direction of the Required Lenders notifies the Borrowers in writing to discontinue making any subordinated earnout and/or subordinated debt payments, the Borrowers shall discontinue making any such payments.

6.                                      Financial Reporting

a.                                      Cash Flow Budget/Flash Report.  On or before November 9, 2005 and on each successive Tuesday thereafter, the Borrowers shall provide to the Lenders a rolling

13 week cash flow statement, as approved by the Consultant and in form and substance satisfactory to the Required Lenders, projecting operations and collections, on a weekly basis and comparing actual to budgeted results of operation for all prior periods;

b.                                      Backlog Report.  On or before November 15, 2005 and the 15th day of each month thereafter, the Borrowers shall provide to the Lenders a monthly backlog schedule (the first schedule of which shall be as of September 30, 2005);

c.                                       New Business Report.  On or before November 15, 2005 and each successive second Tuesday thereafter, the Borrowers shall provide to the Lenders a report listing new business generated by the Borrowers since the previously provided report.

d.                                      Q1 Quarter End Financial Statements.  On or before November 15, 2005, the Borrowers shall deliver the Lenders the management prepared financial reports and certifications due under the Credit Agreement for the quarter ending September 30, 2005;

e.                                       Business Plan. On or before December 9, 2005, the Borrowers shall provide the Lenders a consolidated business plan (certified by the Consultant), in form and substance satisfactory to the Required Lenders, which shall include consolidated and consolidating financial projections (including balance sheets, profit and loss statements and cash flow statements on a monthly basis for fiscal year 2006), which shall address, among other things, restructuring the Borrowers’ affairs to address identified liquidity, financial, operational and management concerns;

f.                                        Consultant Items.  On or before the dates set forth on Exhibit B attached hereto, the Borrowers shall deliver to the Lenders those items outlined on Exhibit B; and

g.                                       Other Items.  The Borrowers shall deliver to the Lenders such other reports, documents or the like that are reasonably requested during the Forbearance Period, including but not limited to, borrowing base certifications, in a form to be prepared by the Lenders upon the completion of the Boston field audit examination, with such frequency and with such supporting documentation as reasonably required by the Required Lenders;

7.                                      Interest/Payments.

a.                                      On and after November 1, 2005, the Loans shall bear interest at the Default Rate, and the Borrowers shall not be entitled to request or receive LIBOR Loans.

b.                                      The Borrower shall pay to the Agent all payments required under the Notes as and when due; and

c.                                       Upon any sale or disposition of any assets owned by the Borrowers, the Borrowers shall remit 100% of the proceeds received on account of such sale or disposition (less any normal and actual fees and expenses incurred and directly payable from such sale or disposition) to the Agent for the payment to the

Lenders which shall be applied to the unpaid principal balance of the Loans and 70% of the net proceeds received and applied shall permanently reduce the Maximum Available Revolving Credit Amount.

8.                                      Loan Document Covenants.  The Borrowers shall otherwise comply with all other covenants contained in the Credit Documents, including, but not limited to, all financial deliveries required thereunder, in form and substance and in sufficient detail satisfactory to the Required Lenders;

9.                                      Conditions Subsequent.  On or before November 30, 2005, the Borrowers shall use their reasonable best efforts to:

a.                                      obtain assignments (in accordance with the Federal Assignment of Claims Act and any state equivalent) for any contracts with any government (or quasi-government) entities; and

b.                                      obtain account control agreements with respect to the Bank Accounts, except for insignificant bank accounts to be reasonably determined by the Required Lenders after identification by the Borrowers.

10.                               SEC Filings and Press Releases. As soon as possible prior to filing or release, the Borrowers shall deliver to the Lenders drafts of all documents to be filed with the Security and Exchange Commission (including all Forms 10-K, 8-K and 10-Q) (the “SEC Documents”) and all press releases to be issued to the press (the “Press Releases”) and contemporaneously with the filing of any SEC Documents or the issuance of any Press Releases, the Borrowers shall deliver to the Lenders such SEC Documents and Press Releases; and

11.                               Litigation Report.  On or before October 31, 2005, the Borrowers shall deliver to the Lenders a status report on all pending litigation, including the Steinway Bridge and NYCDOT litigation matters.

F.                                      Conditions Precedent to Enforceability of Agreement.  This Agreement shall be deemed effective only after the occurrence of the following events:

1.                                      The Borrowers’ execution and delivery to the Agent of this Agreement and a certain side letter dated the date hereof (the “Side Letter”), and all other agreements, instruments and other documents contemplated hereby or otherwise requested by the Agent, all in form and substance satisfactory to the Agent;

2.                                      The Borrowers’ payment to the Agent of a (ii) forbearance fee (for the benefit of the Lenders) in the amount of $200,000 to be distributed to the Lenders according to their Pro Rata Share and (ii) a documentation fee (for the sole benefit of the Agent) in the amount of $25,000, and such fees shall be deemed part of the Obligations; and

3.                                      The Borrowers’ payment to the Agent of an amount sufficient to cover all of the Lenders’ costs and expenses to date, including, without limitation, the Lenders’ costs and expenses incurred in connection with the preparation and negotiation of this Agreement (including the fees and expenses of the Lenders’ counsel) through the date of this Agreement.

G.                                    Unlimited Release by the Borrowers.  Each Borrower, on behalf of itself, and any person or entity claiming by or through it (collectively referred to as the “Releasors”), hereby unconditionally remises, releases and forever discharges the Agent, each Lender and their respective past and present officers, directors, shareholders, agents, parent corporation, subsidiaries, affiliates, trustees, administrators, attorneys, predecessors, successors and assigns and the heirs, executors, administrators, successors and assigns of any such person or entity, as releasees (collectively referred to as the “Releasees”), of and from any and all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, promises, warranties, guaranties, representations, liens, mechanics’ liens, judgments, claims, counterclaims, cross-claims, defenses and/or demands whatsoever, including claims for contribution and/or indemnity, whether now known or unknown, past or present, asserted or unasserted, contingent or liquidated, at law or in equity, or resulting from any assignment, if any (collectively referred to as “Claims”), which any of Releasors ever had or now have against any of the Releasees, for or by reason of any cause, matter or thing whatsoever, arising from the beginning of time to the date of execution of this Agreement, including, but not limited to, any and all Claims relating to or arising from the lending relationship between the Agent, the Lenders and the Borrowers.  Each Borrower warrants and represents that it has not assigned, pledged, hypothecated and/or otherwise divested itself and/or encumbered all or any part of the Claims being released hereby and agrees to indemnify and hold harmless any and all of Releasees against whom any Claim so assigned, pledged, hypothecated, divested and/or encumbered is asserted.

H.                                   Events of Default.  Each of the following shall constitute an event of default (“Event of Default”) under this Agreement:

a.                                      Payment.  Failure of any Borrower to pay any amount as and when due hereunder or under this Agreement.

b.                                      Representations and Warranties.  Any representation or warranty made by any of the Borrowers in this Agreement shall be false or misleading in any material respect as of the date made.

c.                                       Covenants.  Failure of any Borrower to observe any covenant set forth in this Agreement.

d.                                      Agreement Invalid.  The validity, binding nature of, or enforceability of any term or provision of this Agreement is disputed by, on behalf of, or in the right or name of any Borrower or any material term or provision of this Agreement is found or declared to be invalid, avoidable, or unenforceable by any court of competent jurisdiction.

e.                                       Cross-Defaults.  The occurrence of a default or event of default (other than the Existing Defaults) under any of the Credit Documents or the Side Letter.

f.                                        Bankruptcy or Insolvency of Any Borrower.

(1)                                 Any Borrower becomes insolvent, or generally fails to pay, or is generally unable to pay, or admits in writing (other than as set forth in financial statements previously provided to the Lenders) its inability to pay its debts as they become due or applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian, or a substantial part of its property, or makes a general assignment for the benefit of creditors.

(2)                                 Any Borrower commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding.

(3)                                 Any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is involuntarily commenced against or in respect of any Borrower or an order for relief is entered in any such proceeding, and any such decree or order remains in effect for a period of sixty (60) days.

(4)                                 A trustee, receiver, or other custodian is appointed for any Borrower or a substantial part of its property.

g.                                       Material Adverse Change.  A material adverse change occurs in the financial condition or credit worthiness of any Borrower or with respect to any of the Collateral, with such determination to be made by the Required Lenders in their sole and absolute discretion including, but not limited to, any change or potential change that occurs or which could occur in any Borrower’s financial condition or assets as a result of any action taken by, or on behalf of, any creditor or group of creditors of any Borrower.

h.                                      Change in Ownership/Management Structure.  Any change in the ownership or management structure of the Borrowers that has not been previously approved, in writing, by the Required Lenders in their sole and absolute discretion.

I.                                        Remedies.  An Event of Default hereunder shall constitute an Event of Default under the Credit Documents.  An Event of Default under any Credit Document shall constitute an Event of Default under all of the other Loan Documents.  Upon the Termination Date, the Lenders’ obligations hereunder shall terminate, all Obligations shall be deemed accelerated with no further notice or opportunity to cure, and the Required Lenders may direct the Agent to exercise any and all of the remedies set forth herein, in any of the documents executed in connection herewith, in any of the Credit Documents and/or under applicable law.

J.                                        Miscellaneous.

1.                                      Costs and Expenses.  Whether or not the transactions contemplated by this Agreement and the other documents to be executed in connection herewith are fully consummated, the Borrowers shall promptly pay (or reimburse, as the Agent may elect) all reasonable costs and expenses which the Lenders have incurred or may hereafter incur in connection with the reproduction, interpretation, and enforcement of this Agreement, the collection of all amounts due hereunder and thereunder, and any amendment, modification, consent or waiver which may be hereafter requested by the Borrowers or otherwise required.  Such reasonable costs and expenses shall include, without limitation, the reasonable fees and disbursements of counsel to the Lenders, searches of public records, costs of filing and recording documents with public offices, and similar costs and expenses incurred by the Lenders.  The Borrowers’ reimbursement obligations under this Section shall survive any termination of the Credit Agreement and this Agreement.

2.                                      Ratification and Confirmation. The Credit Agreement and the other Credit Documents and all the other documents executed in connection therewith remain in full force and effect, and the Borrowers and the Lenders hereby ratify and confirm their rights, duties and obligations under the Credit Agreement, the Security Agreement and the Credit Documents, as amended hereby, including, without limitation, any confession of judgment provisions contained therein.  All Obligations presently or hereafter outstanding under the Credit Documents shall continue to be secured by the Collateral set forth therein, and this Agreement does not constitute a novation of the Loans.  In the event and to the extent of any conflict between the provisions of this Agreement or the documents executed in connection with this Agreement and the provisions of the Credit Documents, the provisions of this Agreement and the documents executed in connection with this Agreement with respect thereto shall govern.

3.                                      No Waiver.  No failure or delay on the part of the Agent or the Lenders in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

4.                                      Notices.  Any notice given pursuant to this Agreement, or pursuant to any other Credit Document shall be in writing, including telexes, telegrams, telecopies or electronic mail.  Notice given by telegrams, telecopies or other electronic mail, or by telex, shall be deemed to have been given and received when sent.  Notice given by overnight mail courier shall be deemed to have been given and received on the date delivered by such overnight courier.  Notice by mail shall be deemed to have been given and received three (3) days after the date deposited, when sent by certified mail, first class, postage prepaid, and addressed as follows:

If to the Borrowers:

TRC Companies, Inc.

Boott Mills South

116 John Street

Lowell, MA 01852

Attn:  Christopher Vincze, COO

Telephone Number: 978-656-3530

Telecopy Number: 978-656-3534

Email:  CVincze@trcsolutions.com

and

5 Waterside Crossing

Windsor, CT 06095-1563

Attn:  Harold C. Elston, Jr., SVP and CFO

Martin H. Dodd, Esquire, General Counsel & SVP

Telephone Number: 860 -298-6206

Telecopy Number: 860-298-6291

Email: Helston@trcsolutions.com; MDodd@trcsolutions.com

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, NY 10022-3205

Attn:  Leslie A. Plaskon, Esquire

Telephone Number: 212 -318-6421

Telecopy Number:  212-230-5137

Email: leslieplaskon@paulhastings.com

If to the Lenders (via the Agent):

WACHOVIA BANK NATIONAL ASSOCIATION

123 S. Broad Street

17th Floor, PA1246

Philadelphia, PA 19109-1199

Attn:  Patrick McGovern, Sr. Vice President

Telephone Number: 215-670-6620

Telecopy Number:  215-670-6645

Email: patrick.mcgovern@wachovia.com

With a copy to:

REED SMITH LLP

2500 One Liberty Place

1650 Market Street

Philadelphia, PA 19103-7301

Attention:  Peter S. Clark II, Esquire

Telephone Number: 215-851-8100

Telecopy Number:  215-851-1420

Email: pclark@reedsmith.com

A party may change its address by giving written notice of the changed address to the other party, as specified herein.

5.                                      Headings.  The headings and underscoring of articles, sections and clauses have been included herein for convenience only and shall not be considered in interpreting this Agreement.

6.                                      Integration.  This Agreement and the documents referred to, comprising or relating to this Agreement constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

7.                                      Further Actions.  The Agent, the Lenders and the Borrowers agree to take such further action to execute and deliver to each other such additional agreements, instruments and documents as may reasonably be required to carry out the purposes of this Agreement.

8.                                      Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey.

9.                                      Amendment and Waiver.  No amendment of this Agreement, and no waiver, discharge or termination of any one or more of the provisions hereof, shall be effective unless set forth in writing and signed by all of the parties hereto or, with respect to the Lenders, the Required Lenders if applicable.

10.                               Successors and Assigns.  This Agreement (i) shall be binding upon the Agent, the Lenders and the Borrowers, and upon their respective nominees, successors and assigns, and (ii) shall inure to the benefit of the Agent, the Lenders and the Borrowers, and to their respective nominees, successors and assigns, provided that the parties may assign their rights hereunder or any interest herein only to the extent such rights and interests may be assigned in accordance with the terms of the Credit Agreement

11.                               Severability of Provisions.  Any provision of this Agreement that is held to be inoperative, unenforceable, void or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

12.                               No Third-Party Beneficiaries.  Notwithstanding anything to the contrary contained herein, no provision of this Agreement or any other document executed in connection herewith is intended to benefit any party other than the signatories hereto nor shall any such provision be enforceable by any other party.

13.                               Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts.  Each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, and agreeing to be legally bound hereby, the undersigned have caused this Agreement to be executed by their duly authorized officers on the date and year first written above.

TRC COMPANIES, INC.			TRC ENVIRONMENTAL CORPORATION

By:	/s/	Christopher P. Vincze	By:	/s/	Martin H. Dodd
		Name: Christopher P. Vincze			Name: Martin H. Dodd
		Title: Chief Operating Officer			Title: Sr. Vice President

TRC ENGINEERS, INC.			TRC GARROW ASSOCIATES, INC.

By:	/s/	Martin H. Dodd	By:	/s/	Martin H. Dodd
		Name: Martin H. Dodd			Name: Martin H. Dodd
		Title: Vice President and Secretary			Title: Secretary

TRC MARIAH ASSOCIATES, INC.			VECTRE CORPORATION

By:	/s/	Martin H. Dodd	By:	/s/	Martin H. Dodd
		Name: Martin H. Dodd			Name: Martin H. Dodd
		Title: Vice President and Secretary			Title: Secretary

TRC SOLUTIONS, INC.			LOWNEY ASSOCIATES

By:	/s/	Martin H. Dodd	By:	/s/	Martin H. Dodd
		Name: Martin H. Dodd			Name: Martin H. Dodd
		Title: Assistant Secretary			Title: Secretary

HUNTER ASSOCIATES TEXAS, LTD.			IMBSEN & ASSOCIATES

By:	/s/	Martin H. Dodd	By:	/s/	Martin H. Dodd
		Name: Martin H. Dodd			Name: Martin H. Dodd
		Title: Secretary			Title: Secretary

ENGINEERED AUTOMATION			GBF HOLDINGS LLC
SYSTEMS, INCORPORATED			By:		TRC Companies, Inc., Its Managing Member

By:	/s/	Martin H. Dodd
		Name: Martin H. Dodd	By:	/s/	Martin H. Dodd
		Title: Secretary			Name: Martin H. Dodd
Title: Secretary

PBWO HOLDINGS, LLC			SITE-BLAUVELT ENGINEERS, INC.
(Virginia)

By:	/s/	Martin H. Dodd	By:	/s/	Martin H. Dodd
		Name: Martin H. Dodd			Name: Martin H. Dodd
		Title: Secretary			Title: Secretary

HUNTER ASSOCIATES, INC.			SITE-BLAUVELT ENGINEERS, INC.
(New Jersey)

By:	/s/	Martin H. Dodd	By:	/s/	Martin H. Dodd
		Name: Martin H. Dodd			Name: Martin H. Dodd
		Title: Secretary			Title: Secretary

E/PRO ENGINEERING AND ENVIRONMENTAL CONSULTING, LLC			ESSEX ENVIRONMENTAL, INC.

			By:	/s/	Martin H. Dodd
By:	/s/	Martin H. Dodd			Name: Martin H. Dodd
		Name: Martin H. Dodd			Title: Secretary
Title: Secretary

NEW CENTURY ENGINEERING SUPPORT SERVICES, LLC			NOVAK ENGINEERING, INC.

			By:	/s/	Martin H. Dodd
By:	/s/	Martin H. Dodd			Name: Martin H. Dodd
		Name: Martin H. Dodd			Title: Assistant Secretary
Title: Secretary

SITE CONSTRUCTION SERVICES, INC.			BV ENGINEERING

By:	/s/	Martin H. Dodd	By:	/s/	Martin H. Dodd
		Name: Martin H. Dodd			Name: Martin H. Dodd
		Title: Secretary			Title: Secretary

SITE-BLAUVELT ENGINEERS, INC.			TRC RAVIV ASSOCIATES, INC.
(New York)

By:	/s/	Martin H. Dodd	By:	/s/	Martin H. Dodd
		Name: Martin H. Dodd			Name: Martin H. Dodd
		Title: Secretary			Title: Secretary

CUBIX CORPORATION			EAST CANYON HOLDINGS LLC
			By:		TRC Companies, Inc.,
By:	/s/	Martin H. Dodd			Its Managing Member
Name: Martin H. Dodd
		Title: Vice President and Secretary	By:	/s/	Martin H. Dodd
Name: Martin H. Dodd
Title: Secretary

SGS WITTER, INC.			SITE-BLAUVELT ENGINEERS
INTERNATIONAL, LLC
By:	/s/	Martin H. Dodd
		Name: Martin H. Dodd	By:	/s/	Martin H. Dodd
		Title: Secretary			Name: Martin H. Dodd
Title: Secretary

ENVIRONOMICS, INC.			ENVIRONOMICS TX, LLC

By:	/s/	Martin H. Dodd	By:	/s/	Martin H. Dodd
		Name: Martin H. Dodd			Name: Martin H. Dodd
		Title: Secretary			Title: Secretary

PACIFIC LAND DESIGN, INC.			VPOINT

By:	/s/	Martin H. Dodd	By:	/s/	Martin H. Dodd
		Name: Martin H. Dodd			Name: Martin H. Dodd
		Title: Secretary			Title: Secretary

ENVIRONMENTAL SOUTHWEST, LLC			ENVIRONOMICS WEST, LLC
By:		TRC Companies, Inc.,
Its Managing Member
			By:	/s/	Martin H. Dodd
Name: Martin H. Dodd
By:	/s/	Martin H. Dodd			Title: Secretary
Name: Martin H. Dodd
Title: Secretary

PACIFIC LAND DESIGN-			WILLS ENGINEERING, INC.
ROSEVILLE, INC.
			By:	/s/	Martin H. Dodd
By:	/s/	Martin H. Dodd			Name: Martin H. Dodd
		Name: Martin H. Dodd			Title: Secretary
Title: Secretary

TRC OMNI ENVIRONMENTAL			HUNTER ASSOCIATES TEXAS, LTD
CORPORATION
			By:	/s/	Martin H. Dodd
By:	/s/	Martin H. Dodd			Name: Martin H. Dodd
		Name: Martin H. Dodd			Title: Secretary
Title: Secretary

ECON CAPITAL, LP			IMBSEN AND ASSOCIATES

By:	/s/	Martin H. Dodd	By:	/s/	Martin H. Dodd
		Name: Martin H. Dodd			Name: Martin H. Dodd
		Title: Assistant Secretary			Title: Assistant Secretary

THE AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION
(formerly known as First Union National Bank),

By:	/s/ Patrick McGovern
Name:	Patrick McGovern
Title:	Senior Vice President

THE LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), Individually

By:	/s/ Patrick McGovern
Name:	Patrick McGovern
Title:	Senior Vice President

MERRILL LYNCH BUSINESS FINANCIAL SERVICES, INC.

By:	/s/ Edmond J. Blough
Name:	Edmond J. Blough
Title:	Vice President

TD BANKNORTH, N.A.

By:	/s/ Jeffrey R. Westling
Name:	Jeffrey R. Westling
Title:	Senior Vice President

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Richard P. DeGrey
Name:	Richard P. DeGrey
Title:	Vice President